Filed pursuant to Rule 424(b)(3)
Registration No. 333-152486
Supplement to the Prospectus dated December 18, 2008

Pemex Project Funding Master Trust

Exchange Offers

for the following classes of securities:

U.S. $2,500,000,000 5.75% Guaranteed Notes due 2018

U.S. $501,000,000 6.625% Guaranteed Bonds due 2035

U.S. $500,000,000 6.625% Guaranteed Bonds due 2038

unconditionally guaranteed by

Petróleos Mexicanos

THE EXCHANGE OFFERS HAVE BEEN EXTENDED UNTIL 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 21, 2009, UNLESS WE EXTEND THEM.

This supplement supplements the Pemex Project Funding Master Trust’s prospectus dated December 18, 2008. Upon and subject to the terms and conditions set forth in the prospectus, the Pemex Project Funding Master Trust, which we refer to as the issuer, and Petróleos Mexicanos, which we refer to as the guarantor, a decentralized public entity of the Federal Government of the United Mexican States, are making offers to exchange, which we refer to as the exchange offers, registered 5.75% Guaranteed Notes due 2018, registered 6.625% Guaranteed Bonds due 2035 and registered 6.625% Guaranteed Bonds due 2038 for any and all outstanding 5.75% Notes due 2018, 6.625% Bonds due 2035 and 6.625% Bonds due 2038 of the issuer. The exchange offers are being made in order to satisfy certain of the issuer’s obligations under the Registration Rights Agreements referred to in the prospectus. Terms used but not defined herein shall have the same meanings set forth in the prospectus.

The issuer is extending the expiration date applicable to the exchange offers. The new expiration date will be 5:00 p.m., New York City time, on January 21, 2009.

Except as set forth in this supplement, the terms and conditions previously set forth in the prospectus are applicable in all respects to the exchange offers. This supplement should be read in conjunction with the prospectus.

We are not making an offer to exchange securities in any jurisdiction where the offer is not permitted.

Investing in the securities issued in the exchange offers involves certain risks. See “Risk Factors” beginning on page 17 of the prospectus.

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission in the United States has approved or disapproved the securities to be distributed in the exchange offers, nor have they determined that this supplement or the prospectus are truthful and complete. Any representation to the contrary is a criminal offense.

December 22, 2008